Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is entered into as of November 27, 2017 (the “Effective Date”) between Zayo Group, LLC, a Delaware limited liability company (the “Company”), and Daniel P. Caruso (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Executive is the Chief Executive Officer of the Company, and an integral part of the Company’s management; and

WHEREAS, the Company wishes to assure the Executive of certain benefits upon a Change in Control or a Qualifying Termination.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.              Severance Benefits. Upon a Qualifying Termination, and subject to the Executive’s obligations set forth in Section 3 below, the Executive shall be entitled to the following benefits:

(a)            All unvested equity awards held by the Executive at the time of such Qualifying Termination shall continue to vest in accordance with the terms set forth in the governing grant documents, as though a termination of employment had not occurred.  For the avoidance of doubt, in the event the Executive is terminated for any reason other than a Qualifying Termination, all unvested equity will be treated in accordance with the terms set forth in the governing grant documents.

(b)           Continuation of the health care benefits for Executive and his dependents until the earlier of (i) the date Executive becomes eligible for comparable coverage or (ii) the date that is six (6) months following the last day of the month in which the Qualifying Termination occurs, which benefits shall be provided at the same coverage level as in effect as of the date of the Qualifying Termination, and at the same premium cost to Executive that was paid by Executive as of such date (subject to the terms and conditions of such benefit plans as in effect from time to time).

(c)            To the extent any Jet Services Agreement remains in effect at the time of such Qualifying Termination, the Company shall be responsible for fifty percent (50%) of the unused hours, if any, remaining pursuant to the terms of the Jet Service Agreement, as well as a pro-rata portion of all fixed expenses and management fees related to the services provided under the Jet Service Agreement.  The Company shall have the option to utilize such unused hours for corporate travel.

2.              Change in Control Benefits. In the event of a Change in Control, all unvested equity awards held by the Executive at the time of such Change in Control, whether the Executive remains employed by the Company at such time or continues to hold unvested equity awards pursuant to Section 1(a) above, shall vest in full as of the consummation of the Change in

Control, with performance-based awards vesting based on the greater of (i) actual performance through a date prior to the Change in Control, as determined by the Company’s Board of Directors (the “Board”), or (ii) target performance (i.e., 20% annual total shareholder return).

3.              Executive’s Obligations.  The benefits provided for under this Agreement are subject to the following:

(a)            The Executive’s execution and non-revocation of a general release of claims against the Company in a form reasonably satisfactory to the Company (the “General Release”) within twenty-one (21) days following the date of the Executive’s Qualifying Termination or Change in Control and the General Release becomes effective and irrevocable in accordance with its terms within thirty (30) days following such date.

(b)           The Executive’s continued compliance with the restrictive covenants set forth in any other agreement between the Executive and the Company in effect at the time of the Qualifying Termination.  By way of example, as of the Effective Date, Executive remains bound by the restrictive covenants set forth in the grant documents governing the grant of equity awards to the Executive.

(c)            With respect to the benefits set forth under Section 1 only, for a period of one year following the Executive’s Qualifying Termination, the Executive shall remain available to the Company and the Board for consultation and support, as reasonably requested by the Company or the Board.

4.              Definitions. For purposes of this Agreement:

(a)            “Cause” shall mean the Executive’s: (i) dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of the Company’s or any of its subsidiaries’ funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s or any of its subsidiaries’ business, if such noncompliance is (A) likely to have a material adverse effect on the Company or any of its subsidiaries and (B) Executive had knowledge of such noncompliance, which noncompliance, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such noncompliance cannot feasibly be cured within said ten (10) day period and the Executive has not cured such noncompliance within a reasonable amount of time after using best efforts); (iv) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement, which violation, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such violation cannot feasibly be cured within said ten (10) day period and the Executive has not cured such violation within a reasonable amount of time after using best efforts), and if such violation is likely to have a material adverse effect on the Company or any of its subsidiaries; (v) material breach of any written agreement in effect between the Company and the Executive, which breach, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such material breach cannot feasibly be cured within said then (10) day period and the Executive has not cured such material breach within a reasonable amount of time after using best efforts) or material breach of the Executive’s fiduciary duties to the Company or any of its subsidiaries; or (vi) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties.

(b)           “Change in Control” shall mean the occurrence of any of the following:

(i)             the consummation of any merger or consolidation of the Company, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation do not own a majority of the outstanding voting securities of the surviving corporation in approximately the same proportion as before such merger or consolidation;

(ii)           individuals who constitute the Board at the beginning of any 24-month period (“Incumbent Directors”) ceasing for any reason during such 24-month period to constitute at least a majority of the Board, provided that any person becoming a director during any such 24-month period whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement for the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(iii)          the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company or any other entity the majority of whose voting power is held by the shareholders of the Company in approximately the same proportion as before such transaction;

(iv)          the liquidation or dissolution of the Company; or

(v)           the acquisition by a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the Effective Date) of the Securities Exchange Act of 1934, as amended, or any successor thereto, of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record).

(c)            “Disability” shall mean (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering other Company employees.

(d)           “Good Reason” shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties attached to the Executive’s position with the Company or any of its subsidiaries as of the date of this Agreement; (ii) the relocation of the offices at which the Executive is principally employed to any other location that is more than 10 miles from Boulder, Colorado; or (iii) the Executive’s title as of the date of this Agreement is changed in any manner, other than as a result of a promotion. Notwithstanding the foregoing, the occurrence of any event specified in paragraphs (i), (ii) or (iii) shall not be deemed to be “Good Reason” if (A) the Executive has approved in writing the occurrence of such event, or (B) the Executive fails to voluntarily terminate his employment within sixty (60) days following such event.

(e)            “Jet Services Agreement” shall mean the agreements related to corporate jet services between Bear Equity, LLC and any private aircraft provider.

(f)            “Qualifying Termination” shall mean termination of the Executive’s employment by the Company without Cause (and not by reason of Executive’s Disability or death) or by the Executive for Good Reason.

5.              At-Will Employment.  Nothing in this Agreement shall be construed to alter the at-will nature of the Executive employment with the Company.  The Company and the Executive acknowledge and agree that each can terminate the employment relationship at any time upon written notice to the other, with or without prior notice, for any reason or for no reason.  The Executive has received no promise of continued employment or employment for any specific period of time, and no employee of the Company, including without limitation the Company’s officers, has the authority to alter the at-will nature of the employment relationship except in a written employment contract signed by an authorized Company executive and by the Executive.

6.              Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.              Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

8.              Section 409A of the Internal Revenue Code.  No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).  The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a separation from service, then, if on the date of the Executive’s separation from service, the Executive is a “specified employee” (as defined under Section 409A), then to the extent required for the Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive sooner than the earlier of (a) six (6) months after Executive’s separation from service; or (b) the date of Executive’s death.  Should this Section 6 otherwise result in the delay of in-kind benefits, any such benefit shall be made available to Executive by the Company during such delay period at Executive’s expense.  Should this Section 8 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 8, as well as reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date without interest.  If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision.  However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).  All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

9.              Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.           Governing Law and Jurisdiction.  This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.  The Company and the Executive hereby consent and submit to the exclusive personal jurisdiction of the court in and of the State of Delaware and to the courts to which the decisions of appeal of such courts may be taken and consents that service of process with respect to all courts in and of the State of Delaware may be made by registered mail to the Executive’s address on file with the Company.

11.           Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any affiliate or in the event that the Company shall after the Effective Date effect a reorganization, consolidate with or merge into, any entity or transfer all or substantially all of its properties or assets to any entity.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.           Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other.

14.           Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

15.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

16.           Headings.  The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

17.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ Daniel P. Caruso

Daniel P. Caruso

ZAYO GROUP, LLC

/s/ Wendy Cassity

By:  Wendy Cassity
Title:  SVP and General Counsel